Exhibit 2.3

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: RAIT FUNDING, LLC, a Delaware limited liability company, et al.,[1] Debtors.	Chapter 11 Case No. 19-11915 (BLS) (Jointly Administered) Re: Docket No. 53

ORDER (I) ESTABLISHING THE BIDDING PROCEDURES,
INCLUDING APPROVAL OF A BREAK-UP FEE AND EXPENSE
REIMBURSEMENT, AND (II) GRANTING RELATED RELIEF

Upon the motion (the “Motion”) of the above-captioned debtors and debtors in possession (the “Debtors”) for the entry of an order (the “Bidding Procedures Order”): (a) authorizing and approving the bidding procedures attached hereto as Exhibit A (the “Bidding Procedures”), by which the Debtors will solicit and select the highest or otherwise best offer for the sale (the “Sale”) of the Purchased Assets,2 (b) establishing certain dates and deadlines including the Bid Deadline, and the date of Auction, if any, (c) approving the Debtors’ selection of CF RFP Holdings LLC as the stalking horse bidder (the “Stalking Horse Bidder”), the Break-up Fee and the Expense Reimbursement, (d) approving the manner of notice of the Auction, if any, and (e) granting related relief; and it appearing that (i) the Court has jurisdiction over these chapter 11 cases and the Motion under 28 U.S.C. §§ 1334(b) and 157, and the Amended Standing

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are as follows: RAIT Funding, LLC, a Delaware limited liability company (9983); RAIT Financial Trust, a Maryland real estate investment trust (9819); RAIT General, Inc., a Maryland corporation (9987); RAIT Limited, Inc., a Maryland corporation (9773); Taberna Realty Finance Trust, a Maryland real estate investment trust (3577); RAIT JV TRS, LLC, a Delaware limited liability company (3190); and RAIT JV TRS Sub, LLC, a Delaware limited liability company (4870).  The mailing address for all Debtors is Two Logan Square, 100 N. 18th Street, 23rd Floor, Philadelphia, Pennsylvania 19103 (Attn: John J. Reyle).

[2]	Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Motion or the Bidding Procedures, as applicable.

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Order of Reference from the United States District Court for the District of Delaware dated as of February 29, 2012, (ii) venue of these chapter 11 cases and the Motion in this Court is proper under 28 U.S.C. §§ 1408 and 1409, (iii) the Motion is a core proceeding pursuant to 28 U.S.C. § 157(b), and the Court may enter a final order consistent with Article III of the United States Constitution, and (iv) notice of the Motion was adequate and proper under the circumstances, and no other or further notice need be given; and the Court having held a hearing to consider the relief requested in the Motion (the “Bidding Procedures Hearing”); and upon the record of the hearing and all of the proceedings held before this Court; and it appearing that the relief requested in the Motion is in the best interests of the Debtors, their estates, their creditors, and all other parties in interest, and that the legal and factual bases set forth in the Motion establish just cause for the relief granted herein; and after due deliberation and sufficient cause appearing therefor, the Court hereby finds that:

A.The findings and conclusions set forth herein constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014.  To the extent that any of the following findings of fact constitute conclusions of law, they are adopted as such.  To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

B.This Court has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334. This is a core proceeding pursuant to 28 U.S.C. § 157(b)(2) and the Court may enter a final order consistent with Article III of the Unites States Constitution.  Venue in this Court is proper pursuant to 28 U.S.C. §§ 1408 and 1409.

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C.Notice of the Motion, as relates to the Bidding Procedures Hearing and the proposed entry of this Bidding Procedures Order, was adequate and sufficient under the circumstances of these chapter 11 cases, and such notice complied with all applicable requirements of the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules.  No further notice of the Motion is necessary or required.

D.The statutory bases for the relief requested in the Motion are sections 105, 363, 503, and 507 of the Bankruptcy Code, Bankruptcy Rules 2002, 6004, 6006, 9007 and 9014, and Local Rule 6004-1.  The legal and factual bases set forth in the Motion establish just cause for the relief granted herein.  Entry of this Bidding Procedures Order is in the best interests of the Debtors and their respective estates, creditors, and all other parties in interest.

E.The Debtors have articulated good and sufficient reasons for this Court to grant the relief requested in the Motion as relates to the entry of this Bidding Procedures Order, including without limitation: (i) approval of the Bidding Procedures; (ii) approval of the selection of the Stalking Horse Bidder; (iii) approval of the Break-up Fee and the Expense Reimbursement; (iv) authorizing payment of the Break-up Fee and Expense Reimbursement to the Stalking Horse Bidder under the circumstances described in the Bidding Procedures and in that certain Equity and Asset Purchase Agreement, dated as of August 30, 2019, by and among the Stalking Horse Bidder and the Debtor Sellers, a copy of which is attached hereto as Exhibit B (as the same may be further amended, supplemented or modified, from time to time in accordance with its terms, the “Stalking Horse Agreement”); (v) approval of the form and manner of notice of all procedures, protection and agreements described in the Motion; (vi) scheduling of the Auction and approval of the manner of notice thereof; and (vii) all related relief set forth herein.  The good and sufficient reasons articulated by the Debtors, which were set forth

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in the Motion and on the record at the Bidding Procedures Hearing, reflect the exercise of the Debtors’ business judgment, are incorporated herein by reference and, among other things, form the basis for the findings of fact and conclusions of law set forth herein.

F.Entry into the Stalking Horse Agreement with the Stalking Horse Bidder is in the best interest of the Debtors and the Debtors’ estates and creditors, and it reflects a sound exercise of the Debtors’ business judgment.  The Stalking Horse Agreement provides the Debtors with the opportunity to sell the Purchased Assets in order to preserve and realize their optimal value.  The Debtors’ and Stalking Horse Bidder’s entry into the Stalking Horse Agreement was done in good faith and is the result of arms-length negotiations between the parties.

G.The Bidding Procedures, in the form attached hereto as Exhibit A and incorporated herein by reference as if fully set forth in this Bidding Procedures Order, are fair, reasonable, and appropriate, represent the best method for maximizing the value of the Debtors’ estates and are within the sound business judgment of the Debtors.  The Break-up Fee and the Expense Reimbursement, on the terms set forth in the Bidding Procedures and the Stalking Horse Agreement, as modified by this Bidding Procedures Order: (i) shall, if triggered, be deemed actual and necessary costs and expenses of preserving the Debtors’ estates, within the meaning of 503(b) and 507(a)(2) of the Bankruptcy Code treated as an allowed superpriority administrative expense claim against the Debtors’ estates pursuant to sections 105(a), 503(b), and 507(a)(2) of the Bankruptcy Code in accordance with the Stalking Horse Agreement; (ii) are commensurate to the real and substantial benefit conferred upon the Debtors’ estates by the Stalking Horse Bidder; (iii) are reasonable and appropriate, including in light of the size and nature of the Sale transaction and comparable transactions, the commitments that have been made, and the efforts that have been and will be expended by the Stalking Horse Bidder,

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notwithstanding that the proposed transaction may be subject to better and higher offers, and are necessary to induce the Stalking Horse Bidder to pursue the transaction, and (iv) were conditions to, and necessary for, the Stalking Horse Bidder to pursue the Sale and to be bound by the Stalking Horse Agreement and were designed to ensure the highest and best offers are attained.

H.The Debtors have demonstrated a reasonable business justification for the payment of the Break-up Fee and the Expense Reimbursement, respectively, under the circumstances set forth in the Stalking Horse Sale Agreement.  The Bidding Procedures, the Break-up Fee and the Expense Reimbursement were each a material inducement to, and an express condition of, the willingness of the Stalking Horse Bidder to submit a bid through execution of the Stalking Horse Agreement that will serve as a minimum floor bid on which the Debtors, their creditors, and other bidders, may rely.  Unless it is assured that the Break-up Fee and the Expense Reimbursement will be available, the Stalking Horse Bidder is unwilling to be bound under the Stalking Horse Agreement (including the obligation to maintain its committed offer while such offer is subject to higher or otherwise better offers as contemplated in the Bidding Procedures).  The Stalking Horse Bidder has provided a material benefit to the Debtors and their creditors by increasing the likelihood that the best possible purchase price for the Purchased Assets will be realized.

I.The notice of the Auction and Sale is appropriate and reasonably calculated to provide all interested parties with timely and proper notice of the sale of the Purchased Assets, including, without limitation, (i) the date, time and place of the Auction (if one is held); (ii) the Bidding Procedures; (iii) identification of the assets to be sold; (iv) instructions for promptly obtaining copies of the Stalking Horse Agreement; (v) a description of the Sale as being free and clear of all Claims (as defined in the Bidding Procedures), with all such Claims attaching with

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the same validity and priority to the proceeds of the Sale; and (vi) the date and time for the Sale Hearing and all related objection deadlines.  No other or further notice of the Sale shall be required.

J.The Debtors’ marketing process has been reasonably calculated to maximize value for the benefit of all stakeholders and the Bidding Procedures comply with the requirements of Local Rule 6004-1.

IT IS HEREBY ORDERED that:

1.The Motion is GRANTED as set forth herein.

2.All objections to the relief requested in the Motion that have not been withdrawn with prejudice, waived, or settled, and all reservation of rights included in such objections are overruled and denied on the merits with prejudice.

3.The Debtors are authorized to perform any obligations of the Debtors set forth in the Stalking Horse Agreement that are intended to be performed prior to approval of the Sale at the Sale Hearing, or such other hearing as may be scheduled by this Court.

A.Important Dates and Deadlines

4.Bid Deadline.  November 27, 2019, at 12:00 p.m. (prevailing Eastern Time), is the deadline by which bids must be submitted to participate at the Auction as a potential higher or better offer.

5.Good Faith Deposit Deadline.  At least two business days prior to the Bid Deadline, any potential bidder must provide to an escrow agent designated by the Debtors, by wire transfer of immediately available funds, in the form of cash or a letter of credit reasonably acceptable to the Debtors, an earnest money cash deposit of not less than five percent (5%) of the total value of the purchase price of the competing Bid, but in no event less than five percent (5%) of the Initial Overbid Amount (a “Good Faith Deposit”).

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Exhibit 2.3

B.Auction, Bidding Procedures and Related Relief

6.The Bidding Procedures, substantially in the form attached hereto as Exhibit A, are fully incorporated herein and are hereby approved in their entirety.  The Bidding Procedures shall govern the submission, receipt, and analysis of all Bids relating to any Proposed Transaction.  Any party desiring to submit a Bid shall comply with the Bidding Procedures and this Bidding Procedures Order.  The Debtors are authorized to take any and all actions necessary to implement the Bidding Procedures, in accordance therewith and the Stalking Horse Agreement.

7.The process and requirements associated with submitting a Qualified Bid are approved as fair, reasonable, appropriate, and designed to maximize recoveries for the benefit of the Debtors’ estates, creditors and other parties in interest.

8.All bidders submitting a Bid are deemed to have submitted to the exclusive jurisdiction of the Court with respect to all matters related to the Bidding Procedures, the Auction, the Sale Hearing, and the terms and conditions of the sale or transfer of the Purchased Assets.

9.The Stalking Horse Bidder is deemed a Qualified Bidder for all purposes, and the Stalking Horse Bid as set forth in the Stalking Horse Agreement is deemed a Qualified Bid.  In the event that no other Qualified Bids are submitted, no auction will be conducted, the Debtors shall deem the Stalking Horse Bidder to be the Winning Bidder with respect to the Purchased Assets and the Debtors will seek final approval at the Sale Hearing of the Sale of the Purchased Assets to the Stalking Horse Bidder in accordance with the terms of the Stalking Horse Agreement.

10.After the Bid Deadline, the Debtors shall determine, in consultation with the Official Committee of Unsecured Creditors (the “Creditors’ Committee”) which Qualified Bid

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represents the then-highest or otherwise best bid (the “Initial Highest Bid” and the person or entity submitting such Bid, the “Initial Highest Bidder”), taking into account the factors that may be considered by the Debtors under Section 2(b) of the Bidding Procedures, including such additional information requested by the Debtors in consultation with the Creditors’ Committee, pursuant to Section 2(b)(vii)(11) of the Bidding Procedures.  At least one business day prior to the Auction, each Qualified Bidder that timely submitted a Qualified Bid will be advised of such Initial Highest Bid and the Debtors shall distribute copies of such Initial Highest Bid to other Qualified Bidders.

11.If one or more Qualified Bids has been submitted for the Purchased Assets in accordance with the Bidding Procedures, the Debtors will conduct an Auction on December 3, 2019, at 10:00 a.m. prevailing Eastern time (or such later time as the Debtors shall timely notify the Auction Participants), with respect to such Qualified Bids in order to determine the Winning Bid and the Backup Bid to submit for approval by the Bankruptcy Court.  The Auction shall be organized and conducted by the Debtors at the offices of their counsel, Drinker Biddle & Reath LLP, 1177 Avenue of the Americas, 41st Floor, New York, New York 10036 (or such other location as may be announced prior to the Auction to the Auction Participants).

12.At the Auction, the Debtors may: (a) select, in their business judgment, in consultation with the Creditors’ Committee, pursuant to the Bidding Procedures, the highest or otherwise best Bid and the Winning Bid or Backup Bid; and (b) reject any Bid (regardless of whether such Bid is a Qualified Bid) that, in the Debtors’ business judgment, upon consultation with the Creditors’ Committee’s is (i) inadequate, insufficient, or not the highest or best Bid, (ii) not in conformity with the requirements of the Bankruptcy Code, the Bankruptcy Rules, or the

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Bidding Procedures, or (iii) contrary to, or otherwise not in the best interests of, the Debtors’ estates, affected stakeholders, or other parties in interest.

13.For the avoidance of doubt, the Debtors reserve the right, and are authorized to, subject to consultation with the Creditors’ Committee (or the reasonable consent of the Creditors’ Committee, where applicable under the Bidding Procedures or this Order), modify the above timeline and bidding procedures in accordance with the provisions of the Bidding Procedures, subject to the terms of the Stalking Horse Agreement.

C.Stalking Horse Bidder, Bid Protections and Stalking Horse Agreement

14.The Debtors are authorized to enter into the Stalking Horse Agreement, subject to higher or better offers at the Auction.  The Break-up Fee in the amount of $5,000,000, is approved.  The remaining Expense Reimbursement in an amount not to exceed $984,2243 is approved.  Except as provided in section 5.6(a) of the Stalking Horse Agreement, if, prior to the consummation of the Sale, RAIT Parent, on behalf of Debtor Sellers, terminates the Stalking Horse Agreement pursuant to the Fiduciary Out (as defined in the Stalking Horse Agreement) or the Stalking Horse Agreement is terminated pursuant to section 7.1(b), section 7.1(h), section 7.1(i) or section 7.1(j) of the Stalking Horse Agreement, then, in accordance with this Bidding Procedures Order, the Debtors shall be obligated to pay to the Stalking Horse Bidder the Break-up Fee, payable in full upon the consummation of an Alternative Transaction (as defined in the Stalking Horse Agreement) (or the first in a series of transactions that would constitute an Alternative Transaction). In addition to the foregoing, upon any termination of the Stalking Horse Agreement, other than a termination pursuant to section 7.2(b) of the Stalking Horse Agreement and except as provided in section 5.6(a) of the Stalking Horse Agreement, the

[3]	The Expense Reimbursement of $1,744,000 has been reduced by the $759,776 in payments received by the Stalking Horse Bidder’s advisors prior to the Petition Date.

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Exhibit 2.3

Debtors shall pay to the Stalking Horse Bidder the remaining Expense Reimbursement in an amount not to exceed $984,224 within three (3) days after (i) the expiration of the fourteen (14)-day review and objection period provided below (for any Expense Reimbursement amounts for which there was no objection) or (ii) the date upon which any objection made in accordance with the procedure below is resolved (for any Expense Reimbursement amounts for which a timely objection is raised), as applicable. The Stalking Horse Bidder shall submit documentation for the Expense Reimbursement (which may be redacted for privilege, as appropriate) within three (3) business days after termination of the Stalking Horse Agreement to the Debtors, the Creditors’ Committee, and the Office of the United States Trustee for the District of Delaware, who shall have a fourteen (14)-day review period and opportunity to object.  If an objection is submitted in writing to the Stalking Horse Bidder prior to the expiration of the fourteen (14)-day review period, the portion of the Expense Reimbursement subject to any such objection shall not be paid until the objection is resolved.  Each of the Break-up Fee and the Expense Reimbursement, on the terms set forth in this Bidding Procedures Order, the Bidding Procedures and in the Stalking Horse Agreement: (i) shall, if triggered, constitute an allowed superpriority administrative expense claim against the Debtors’ estates pursuant to sections 105(a), 503(b), and 507(a)(2) of the Bankruptcy Code, which claim shall be senior to all other general administrative expense claims and superpriority administrative expense claims granted such status pursuant to sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code; and (ii) shall be payable, in accordance with the terms of this Bidding Procedures Order and the Stalking Horse Agreement, without further order of this Court.  No Claims shall attach to the proceeds of any Alternative Transaction equal to any amounts owed to the Stalking Horse Bidder on account of the Break-up Fee and/or the

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remaining Expense Reimbursement.  For the avoidance of doubt, this Bidding Procedures Order shall govern the amount of the Break-up Fee and Expense Reimbursement.

15.  No person or entity, other than the Staking Horse Bidder, shall be entitled to any expense reimbursement, break-up fees, “topping,” termination, or other similar fee or payment, and by submitting a bid, such person or entity is deemed to have waived their right to request or to file with this Court any request for expense reimbursement or any fee of any nature, whether by virtue of section 503(b) of Bankruptcy Code or otherwise.

D.Notice Procedures

16.The Sale Notice, substantially in the form attached hereto as Exhibit C, is hereby approved.  Within three (3) days of the entry of this Bidding Procedures Order, the Debtors shall cause the Sale Notice to be served upon (i) the US Trustee, (ii) the Internal Revenue Service, (iii) any parties who have expressed a written interest in the Debtors’ assets, (iv) parties who are known or reasonably believed to have asserted any lien, encumbrance, claim or other interest in the Debtors’ assets that are the subject of the proposed sale of the Purchased Assets, if any, (v) all applicable state and local taxing authorities in the jurisdictions in which the Debtors may have tax liability, (vi) each governmental agency that is an interested party with respect to the sale of the Purchased Assets contemplated by the Stalking Horse Agreement and the transactions proposed thereunder, (vii) counsel to the Stalking Horse Bidder, (viii) counsel to the Creditors’ Committee and (ix) all parties who have requested notice under Bankruptcy Rule 2002.  In addition, as soon as practicable, but in any event no later than five (5) days after entry of this Bidding Procedures Order, the Debtors shall publish the Sale Notice (modified for publication, as necessary) once in the National Edition of the Wall Street Journal or the USA Today and, to the extent the Debtors deem appropriate, in any other local or regional publications.  The

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foregoing methods of such service shall constitute good and sufficient notice of the Sale of the Purchased Assets, this Order, the Auction and all proceedings held thereon.

17.As soon as reasonably practicable after the Bid Deadline, if no Qualified Bid other than the Stalking Horse Agreement is received by the Bid Deadline, or after the conclusion of the Auction, if a Qualified Bid other than the Stalking Horse Agreement is received by the Bid Deadline, the Debtors shall file on the docket, but not serve, a notice which shall identify the Winning Bidder and, if applicable, the Backup Bidder.

E.Sale Hearing

18.A hearing to consider approval of the Winning Bid will take place at the Sale Hearing (or such other intervening hearing, if applicable), which will be held on December 5, 2019 at 10:00 a.m. (prevailing Eastern Time) and may be adjourned to a later date by the Debtors by filing a notice of adjournment or making an announcement at the Sale Hearing.  No further notice of any such continuance will be required to be provided to any party.

19.The deadline to file objections, if any, to the transactions contemplated by the Stalking Horse Agreement or to entry of the Sale Order is November 18, 2019 at 4:00 p.m. (prevailing Eastern Time).  Objections, if any, must:  (i) be in writing, (ii) conform to the applicable provisions of the Bankruptcy Rules, the Local Rules and any orders of the Court, (iii) state with particularity the legal and factual basis for the objection and the specific grounds therefor and (iv) be filed with the Court and served so as to be actually received no later than the deadlines described in this paragraph 19, as applicable, by the following parties (the “Notice Parties”) who may be served by email at the addresses indicated below: (a) the Debtors: RAIT Financial Trust, Two Logan Square, 23rd Floor, Philadelphia, Pennsylvania 19103 Attn: Jamie Reyle, Esq. (jreyle@rait.com); (b) proposed counsel to the Debtors: Drinker Biddle & Reath LLP, 1177 Avenue of the Americas, 41st Floor, New York, NY 10036-2714, Attn: Michael P.

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Pompeo, Esq. (michael.pompeo@dbr.com) and 222 Delaware Avenue, Suite 1410, Wilmington, DE 19801, Attn: Patrick A. Jackson, Esq. (patrick.jackson@dbr.com) and Joseph N. Argentina, Jr., Esq. (joseph.argentina@dbr.com); (c) counsel to the Stalking Horse Bidder: (i) Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, NY 10038, Attn: Daniel P. Ginsberg, Esq. (dginsberg@stroock.com) and Elizabeth Taveras, Esq. (etaveras@stroock.com) and (ii) Young Conaway Stargatt & Taylor, LLP, Rodney Square, 1000 North King Street, Wilmington, Delaware 19801; Attn: Matthew Lunn, Esq. (mlunn@ycst.com) and Robert F. Poppiti, Jr., Esq. (rpoppiti@ycst.com); (d) the Office of the United States Trustee for the District of Delaware (the “US Trustee”): J. Caleb Boggs Federal Building, 844 King Street, Lockbox 35, Wilmington, Delaware 19801 (Attn: Richard L. Schepacarter, Esquire) (richard.schepacarter@usdoj.gov); and (e) proposed counsel to the Creditors’ Committee: (i) Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY 10036, Attn: Douglas H. Mannal (dmannal@kramerlevin.com), Stephen Zide (szide@kramerlevin.com), Jennifer Sharret (jsharret@kramerlevin.com) and (ii) Cole Schotz P.C., 500 Delaware Avenue, Suite 1410, Wilmington, DE 19801, Attn: David Dean (ddean@coleschotz.com).

20.The deadline for filing a response to any timely-filed objection to entry of the Sale Order is December 4, 2019 at 10:00 a.m. (prevailing Eastern Time).

F. Miscellaneous.

21.The failure to include or reference a particular provision of the Bidding Procedures specifically in this Bidding Procedures Order shall not diminish or impair the effectiveness or enforceability of such provision.

22.In the event of any inconsistencies between this Bidding Procedures Order and the Motion and/or the Bidding Procedures, this Bidding Procedures Order shall govern in all respects.

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23.Notwithstanding Bankruptcy Rule 6004(h), the terms and conditions of this Bidding Procedures Order are immediately effective and enforceable upon its entry.

24.The Debtors are authorized to take all actions necessary to effectuate the relief granted in this Bidding Procedures Order in accordance with the Motion.

25.The Stalking Horse Bidder has standing to enforce the terms of this Bidding Procedures Order.

26.This Court shall retain jurisdiction with respect to all matters arising from or related to implementation of this Bidding Procedures Order.

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EXHIBIT A

Bidding Procedures

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Bidding Procedures

The Stalking Horse Bidder has submitted a Qualified Bid (as defined below) to acquire, directly or indirectly (including through one or more Affiliates (as defined in the Bankruptcy Code)), (i) from RAIT General and RAIT Limited the general partner and limited partner interests (the “RAIT Interests”)1 in RAIT Partnership, L.P. (“RAIT Partnership”), as a result of which the Stalking Horse Bidder will indirectly acquire the equity interests of RAIT Partnership in certain of its subsidiaries (as set forth in the Stalking Horse Agreement) and (ii) certain assets owned by certain of the Debtors ((i) and (ii), collectively, the “Purchased Assets”), as set forth more fully in, and pursuant to the terms and conditions of, the Stalking Horse Agreement and related documents and agreements (the “Stalking Horse Bid”).

1)	Participation Requirements and Due Diligence
a)

In order to participate in the bidding process, the auction for a Proposed Transaction (as defined below), if any (the “Auction”), or otherwise be considered for any purpose hereunder, a person or entity interested in acquiring the Purchased Assets (each, a “Potential Bidder”) must first deliver the following materials to the Debtors and their advisors, which will be shared with the Official Committee of Unsecured Creditors (the “Creditors’ Committee”) and its advisors:

i)

An executed confidentiality agreement in form and substance acceptable to the Debtors and their advisors (the “Confidentiality Agreement”) (to be delivered prior to the distribution of any confidential information by the Debtors to any Potential Bidder), whereby the Potential Bidder agrees that all non-public information about the Debtors received by a Potential Bidder will be kept strictly confidential in accordance therewith and used only in connection with analyzing a proposed transaction (a “Proposed Transaction”) for the purchase of the Purchased Assets pursuant to Section 363 of the Bankruptcy Code.  The Confidentiality Agreement shall provide for the Creditors’ Committee to promptly receive all confidential information regarding the Potential Bidder received by the Debtors, subject to the terms of any non-disclosure agreement with counsel to the Creditors’ Committee.

ii)

Written evidence that enables the Debtors and their advisors, in consultation with the Creditors’ Committee, to reasonably determine, whether a Potential Bidder has the financial and other ability to close a Proposed Transaction and provide adequate assurance of future performance under all contracts and leases to be assumed in connection therewith.

iii)

Fully discloses whether the Potential Bidder and any members of its investor group, if applicable, or any equity holders in the case of a Potential Bidder which is an entity specially formed for the purpose of effectuating a Proposed Transaction, has any connections or relationships (business or otherwise) to, or agreements or understandings with, the Debtors, RAIT Partnership or any of their Affiliates and/or

[1]	Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Stalking Horse Agreement, as may be modified by the Bidding Procedures Order.

1

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any officer, director or equity security holder of the Debtors, RAIT Partnership or any of their Affiliates.
b)

The Debtors or their advisors shall post in the Debtors’ electronic data room (the “Data Room”) these Bidding Procedures, together with a WORD copy of the Stalking Horse Agreement (as approved by the Bankruptcy Court pursuant to the Bidding Procedures Order as the “stalking horse” bid for the Purchased Assets).  All Potential Bidders, whether deemed Qualified Bidders (as defined below) or not, consent to the jurisdiction of the Bankruptcy Court to determine matters concerning a Proposed Transaction and their bids (each, a “Bid”) (whether or not one is made), the Auction, or the marketing process generally and waive any right to any other venue.

c)

Any qualified Potential Bidder wishing to conduct due diligence concerning a Proposed Transaction shall be granted (subject to execution and delivery of the required Confidentiality Agreement) (i) reasonable access to the Debtors’ management during normal business hours and (ii) access to all relevant information regarding the business of each of the Debtors and their subsidiaries reasonably necessary to enable a Potential Bidder to evaluate a Proposed Transaction.  The Debtors shall make such document access available to Potential Bidders through the Data Room as soon as reasonably practicable following (x) execution of the Confidentiality Agreement and (y) the Potential Bidder’s provision of preliminary proof of its financial capacity to close a Proposed Transaction.  Potential Bidders interested in conducting due diligence should contact UBS Securities, LLC (“UBS”), Attn: Andrew Kramer, Telephone: (212) 821-6009, Email: andrew.kramer@ubs.com. Notwithstanding the foregoing, UBS is not required to provide confidential, business-sensitive or proprietary information to any person or entity if the Debtors reasonably believe that such disclosure would be detrimental to the interests of the Debtors’ estates.  All due diligence must be completed before the Bid Deadline (as defined below).  No condition(s) allowing or regarding further due diligence after the Bid Deadline will be permitted in any Bid unless otherwise determined by the Debtors, in consultation with the Creditors’ Committee, provided that the Debtors shall continue to provide due diligence to the Stalking Horse Bidder.  Potential Bidders are required to exercise their own discretion before relying on any information provided by the Debtors regarding a Proposed Transaction.  Neither the Debtors nor their representatives or advisors (X) are responsible for, and will bear no liability with respect to, any information obtained by Potential Bidders pursuant hereto and (Y) shall be obligated to furnish any information of any kind whatsoever to any person or entity that is not a Potential Bidder.

d)

The Debtors and their advisors shall in their reasonable discretion: (i) receive and evaluate any Bids from Potential Bidders; (ii) negotiate offers made to purchase the Purchased Assets; (iii) request information from Potential Bidders, engage in discussions with Potential Bidders, and take such other actions to determine whether any Bid constitutes or could lead to a Qualified Bid; and (iv) take any other actions contemplated under these Bidding Procedures, except as otherwise subject to consultation with or consent by the Creditors’ Committee as described herein.

2

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e)	At least three (3) days prior to the Bid Deadline, the Debtors will post in the Data Room, the Estimated Purchase Price as of the Bid Deadline (assuming that the Bid Deadline is the Closing Date).
2)	Submission of Bids
a)

Any Potential Bidder interested in a Proposed Transaction must submit a Bid prior to 12:00 p.m. prevailing Eastern Time on November 27, 2019, 2019 (or such later date and time as the Debtors may announce, subject to the terms of the Stalking Horse Agreement) (the “Bid Deadline”).  In order for a Bid to be considered, it must be a “Qualified Bid”.  A Potential Bidder will be deemed to be a “Qualified Bidder” if the Debtors and their advisors in consultation with the Creditors’ Committee, determine that such Potential Bidder submitted a Qualified Bid. For the avoidance of doubt, the Stalking Horse Bidder shall be automatically deemed a Qualified Bidder and be entitled to participate in the Auction.  The Stalking Horse Bid is a Qualified Bid.

b)

A Bid, other than the Stalking Horse Bid, will be considered a “Qualified Bid” only if the Bid (x) is for an acquisition of the Purchased Assets pursuant to a purchase agreement in the form of the Stalking Horse Agreement that contains terms no less favorable to the Debtors’ estates than the Stalking Horse Agreement, as determined by the Debtors in consultation with the Creditors’ Committee, and (y) fulfills, inter alia, at a minimum, the following requirements prior to the Bid Deadline:

i)

Provides that the Bid shall remain irrevocable until the consummation of the Proposed Transaction (the “Effective Date”) implementing the Winning Bid(s) or the Backup Bid(s) (each, as defined below) (such date, the “Bid Expiration Date”);

ii)

Is made by a person or entity that reasonably demonstrates evidence of fully committed and firm financing for each component of cash, debt or equity in support of such Bid and other ability to consummate the applicable Proposed Transaction, in each case as acceptable to the Debtors after consultation with the Creditors’ Committee;

iii)

Provides written evidence, in form and substance reasonably satisfactory to the Debtors, the Potential Bidder has obtained authorization and approval from the Potential Bidder’s board of directors (or comparable governing body) or, if required, the equity holders of the Potential Bidder, with respect to the submission of its Bid and the execution, delivery, performance and closing of the agreements associated therewith, or a representation that no such authorization or approval is required;

iv)

Provides, in the case of a Bid for all of the Purchased Assets (or a bid for a portion of the Purchased Assets which, taken together with other Bids, represents a purchase of all of the Purchased Assets), that the total consideration for the Purchased Assets will be an amount or value equal to or greater than the sum of (a) the Purchase Price (as defined in the Stalking Horse Agreement), plus (b) the Break-up Fee in the amount of $5,000,000 and the remaining Expense Reimbursement in an amount not to exceed $984,224, plus (c) $1,000,000 in cash (such sum, the “Initial Overbid Amount”), and otherwise has a value to the Debtors, in the exercise of their reasonable business

3

120617511.10

Exhibit 2.3

judgment, after consultation with their advisors and the Creditors’ Committee, that is greater or otherwise better than the value offered under the Stalking Horse Agreement;
v)

Provides, by wire transfer of immediately available funds prior to the Bid Deadline, in the form of cash or a letter of credit reasonably acceptable to the Debtors, to an escrow agent designated by the Debtors at least two business days before the Bid Deadline (the “Escrow Agent”) of an earnest money cash deposit of not less than five percent (5%) of the total value of the purchase price of the competing Bid, but in no event less than five percent (5%) of the Initial Overbid Amount (a “Good Faith Deposit”);

vi)

Provides evidence reasonably satisfactory to the Debtors in consultation with the Creditors’ Committee that the Potential Bidder is reasonably likely to obtain prompt regulatory approval, if any is required, to consummate the Proposed Transaction;

vii)

Is submitted in the form of a legally binding purchase agreement, together with such exhibits, schedules, annexes, appendices and attachments thereto as required by the Debtors in their reasonable discretion and in consultation with the Creditors’ Committee, fully executed by the Potential Bidder in a clean copy and, in the case of a Bid for the Purchased Assets, marked to show the proposed changes from the Stalking Horse Agreement and applicable exhibits, schedules, annexes, appendices and attachments thereto in a redlined copy, that further:

(1)

Fully discloses the identity of the Potential Bidder and any members of its investor group, if applicable, or any equity holders in the case of a Potential Bidder which is an entity specially formed for the purpose of effectuating the Proposed Transaction, and whether any such person or entity is an insider (as defined in section 101 of the Bankruptcy Code) of any Debtor;

(2)	Is not subject to any conditions, representations, or terms that the Debtors determine to be unacceptable;
(3)	Describes with specificity the total consideration proposed to be paid for the Purchased Assets;
(4)

Is not conditioned upon the Bankruptcy Court’s approval of, and includes an express acknowledgement and representation that the Potential Bidder is not entitled to, any Bid protections, such as a break-up fee, termination fee, expense reimbursement, working fee or similar type of payment in connection with its Bid;

(5)	Is not conditioned upon tax or other due diligence or the receipt of financing;
(6)

Does not contain any condition to closing of a Proposed Transaction relating to the receipt of any third party approvals (excluding required Bankruptcy Court approval and any required governmental and/or regulatory approval or third party consents required under the Stalking Horse Agreement);

(7)	Expressly acknowledges and represents that the Potential Bidder: (A) has had an opportunity to conduct any and all due diligence regarding the RAIT

4

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Exhibit 2.3

Entities (as defined in the Stalking Horse Agreement) and the applicable Proposed Transaction prior to making its Bid, (B) has relied solely upon its own independent review, investigation and/or inspection of any documents and/or the RAIT Entities in making its Bid, and (C) did not rely upon any written or oral statements, representations, promises, warranties or guaranties whatsoever, whether express or implied (by operation of law or otherwise), regarding the Purchased Assets, the business of the Debtors or the Proposed Transaction, or the completeness or accuracy of any information provided in connection therewith or with the Auction, except as expressly stated in the representations and warranties contained in the purchase agreement ultimately accepted and executed by the Debtors;

(8)

Identifies with particularity each and every executory contract and unexpired lease that the Potential Bidder desires the Debtors to assume and assign at the closing and provides evidence of such Potential Bidder’s ability to provide adequate assurance of future performance to counterparties to such contracts or leases to be assumed (as required by section 365(b)(1)(C) of the Bankruptcy Code) along with the Bid, which shall include: (i) the Potential Bidder’s most recent audited financial statements (or unaudited, if audited financials are not available); and (ii) financial projections or financial pro-formas for the reorganized Debtors (collectively, the “Adequate Assurance Information”);[1]

(9)	States that the Potential Bidder consents to the jurisdiction of the Bankruptcy Court;
(10)	Includes a commitment to close the applicable Proposed Transaction within the timeframe contemplated by the Stalking Horse Agreement; and
(11)	Contains such other information reasonably requested by the Debtors and their advisors, upon consultation with the Creditors’ Committee;
viii)	Sets forth the representatives who are authorized to appear and act on behalf of the Potential Bidder at the Auction;
ix)	Contains written confirmation that the Potential Bidder has not engaged in any collusion with respect to the bidding or the sale process; and
x)	Represents that the Bid constitutes a good faith, bona fide offer to effectuate the Proposed Transaction.
c)	A Potential Bidder that desires to make a Bid must deliver written electronic copies of its Bid prior to the Bid Deadline to (x) the Debtors, RAIT Financial Trust, Two Logan Square,

[1]

By submitting a Bid, Potential Bidders agree that the Debtors may disseminate their Adequate Assurance Information to affected contract and lease counterparties in the event the Debtors determine in consultation with the Creditors’ Committee such Bid to be a Qualified Bid.

5

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Exhibit 2.3

23rd Floor, Philadelphia, Pennsylvania 19103 Attn: Jamie Reyle, Esq. (e-mail: jreyle@rait.com) and (y) the following representatives of the Debtors: (i) Drinker Biddle & Reath LLP, 1177 Avenue of the Americas, 41st Floor, New York, New York 10036, Attn: Michael P. Pompeo, Esq. (e-mail: Michael.Pompeo@dbr.com); and (ii) UBS Securities, LLC, 1285 Avenue of the Americas, 10th Floor, New York, New York 10019, Attn: Andrew Kramer (e-mail: andrew.kramer@ubs.com).  The Debtors shall promptly deliver copies of any such Bids to the Office of the U.S. Trustee, counsel to the Creditors’ Committee: (i) Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY 10036, Attn: Douglas H. Mannal (dmannal@kramerlevin.com), Stephen Zide (szide@kramerlevin.com), Jennifer Sharret (jsharret@kramerlevin.com) and (ii) and counsel to the Stalking Horse Bidder.

d)

Promptly after the Bid Deadline, the Debtors shall determine, in consultation with their advisors and the Creditors’ Committee and their advisors, and notify the Potential Bidder whether such Potential Bidder has submitted acceptable Bid documents such that it is deemed a Qualified Bidder.  However, the Debtors’ determination that a Potential Bidder is not a Qualified Bidder is subject to the Creditors’ Committee’s reasonable consent, to the extent such Potential Bidder satisfies the requirements of section 2(b) above.

e)

The Debtors may facilitate a submission of a Qualified Bid or multiple Qualified Bids that collectively provide for the purchase of all of the Purchased Assets by one or more unrelated Potential Bidders.

f)

A Qualified Bid will be valued based upon several factors including, without limitation: (i) the amount of such Bid; (ii) the form of consideration of such Bid; (iii) the risks and timing associated with consummating such Bid; (iv) any proposed revisions to the Stalking Horse Agreement (including any additional conditions to closing); and (v) any other factors deemed relevant by the Debtors in consultation with the Creditors’ Committee.

g)

After the Bid Deadline, the Debtors in consultation with the Creditors’ Committee, shall determine which Qualified Bid represents the then-highest or otherwise best bid (the “Initial Highest Bid” and the person or entity submitting such Bid, the “Initial Highest Bidder”) for the Purchased Assets, taking into account the factors that may be considered by the Debtors in consultation with the Creditors’ Committee, under Section 2(b) of these Bidding Procedures.  At least one business day prior to the Auction, each Qualified Bidder that timely submitted a Qualified Bid will be advised of such Initial Highest Bid and, to the extent not previously received, shall receive from the Debtors copies of such Initial Highest Bid.

3)	Due Diligence From Potential Bidders or Qualified Bidders

Each Potential Bidder shall comply with all reasonable requests for additional information by the Debtors or their advisors or the Creditors’ Committee or their advisors regarding such Potential Bidder’s financial wherewithal to consummate and perform obligations in connection with a Proposed Transaction.  Failure by a Potential Bidder to comply with requests for additional information may be a basis for the Debtors and their advisors, subject to the reasonable consent of the Creditors’ Committee, to determine that a Potential Bidder is not a

6

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Exhibit 2.3

Qualified Bidder. Similarly, each Qualified Bidder shall comply with all reasonable requests for additional information by the Debtors or their advisors or the Creditors’ Committee or their advisors regarding such Qualified Bidder’s financial wherewithal to consummate and perform obligations in connection with a Proposed Transaction as the Auction progresses.  Failure by a Qualified Bidder to comply with requests for additional information may be a basis for the Debtors and their advisors, subject to the reasonable consent of the Creditors’ Committee, to determine that the Qualified Bidder may no longer participate in the Auction.  Other than the Stalking Horse Bidder and the Stalking Horse Bid, the Debtors may, subject to the reasonable consent of the Creditors’ Committee, disqualify any Qualified Bidder and Qualified Bid from participation in the Auction.

4)	“As Is, Where Is”

The sale and transfer of the Purchased Assets shall be without representations or warranties of any kind, nature or description by the Debtors, their advisors, agents or estates or any other party, except to the extent set forth in the purchase agreement between the Debtors and the Winning Bidder. Except as otherwise provided in the Winning Bidder’s or Bidders’ purchase agreement, the Purchased Assets shall be sold and transferred free and clear of all pledges, liens, security interests, encumbrances, claims, charges, options and interests therein (collectively, the “Claims”) pursuant to section 363(f) of the Bankruptcy Code.

5)	The Auction
a)

If one or more Qualified Bids has been submitted for the Purchased Assets in accordance with these Bidding Procedures, the Debtors will conduct an Auction on December 3, 2019, at 10:00 a.m. prevailing Eastern time (or such later time as the Debtors shall timely notify the Auction Participants (as defined below)), with respect to such Qualified Bids in order to determine the Winning Bid and the Backup Bid to submit for approval by the Bankruptcy Court.  The Auction shall be organized and conducted by the Debtors at the offices of their counsel, Drinker Biddle & Reath LLP, 1177 Avenue of the Americas, 41st Floor, New York, New York 10036 or such other location as may be announced prior to the Auction to the Auction Participants.  The Auction will be recorded by stenographic means by an authorized court reporter.

b)

The only persons or entities who will be permitted to Bid at the Auction are the authorized representatives of each Qualified Bidder (the “Auction Participants”).  While only the Auction Participants may make Qualified Bids at the Auction, the Auction may be attended and viewed also by the Debtors, the Creditors’ Committee, or any creditor, and their respective advisors and/or other authorized representatives.  Any such person wishing to attend the Auction (“Auction Attendees”) may do so by contacting, no later than three (3) days prior to the start of the Auction, (i) Drinker Biddle & Reath LLP, 1177 Avenue of the Americas, 41st Floor, New York, New York 10036, Attn: Brian P. Morgan, Esq.; Telephone: (212) 248-3140 (e-mail: Brian.Morgan@dbr.com); and (ii) Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, Attn: Stephen Zide, Esq.; Telephone: (212) 715-9492 (e-mail: SZide@kramerlevin.com).

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Exhibit 2.3

c)

Each Qualified Bidder shall be required to confirm on the record that it has not engaged in any collusion with respect to the marketing process or the Proposed Transactions, including communicating with other Potential Bidders during the Auction, concerning any aspect of the Auction or bidding without the consent of the Debtors on the record of the Auction.

d)

The Auction shall be conducted by the Debtors in accordance with such procedures and requirements as may be established at the discretion of the Debtors and their advisors, in consultation with the Creditors’ Committee, to result in the highest or otherwise best offer for the Purchased Assets, which rules shall be announced prior to commencement of the Auction and may include the determination of the amount of time between Qualified Bids, the conducting of multiple rounds of open bidding, and to declare that the Auction has ended when no further Bids are timely made or otherwise.  The Debtors may, after consultation with their advisors and the Creditors’ Committee, from time to time waive and/or employ and announce at the Auction additional rules that are reasonable under the circumstances for conducting the Auction provided that such rules are: (i) not inconsistent with the Bidding Procedures Order, the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Bankruptcy Rules of the Bankruptcy Court, or any order of the Bankruptcy Court entered in connection with the Debtors’ chapter 11 cases and (ii) disclosed to each Qualified Bidder.  Subject to the Debtors’ fiduciary duties as debtors and debtors-in-possession and the Fiduciary Out as set forth in Section 7.2 of the Stalking Horse Agreement, the Debtors will present and request Bankruptcy Court approval of the Winning Bid (as defined below) from the Auction at the Sale Hearing (as defined below).

e)

With respect to the Purchased Assets, the first Qualified Bid at the Auction shall be deemed to have been made by the Initial Highest Bidder for the applicable assets or equity in the amount of the Initial Highest Bid.  Thereafter, the Auction will continue in the manner determined by the Debtors, in consultation with the Creditors’ Committee, above; provided, however, (i) additional Bids must be Qualified Bids (except that subsequent Qualified Bids made at the Auction, although received from a Qualified Bidder prior to the Bid Deadline, need not be received by the Bid Deadline) and (ii) additional Qualified Bids must be made in higher increments of at least $1,000,000 in cash (the “Minimum Bid Increment”).  The Debtors may modify the Minimum Bid Increment from time to time as necessary to the extent the Debtors deem appropriate, provided that the Debtors may not increase the Minimum Bid Increment (or Initial Overbid Amount) without the reasonable consent of the Creditors’ Committee (which consent shall not be unreasonably withheld or delayed), which modification for the Purchased Assets (if any) will be announced on the record at the Auction.

f)

The Debtors shall determine, in consultation with the Creditors’ Committee, subject to final determination by the Bankruptcy Court, whether a Qualified Bid by a Qualified Bidder at the Auction is higher or otherwise better than the prior Qualified Bid.

g)

At the conclusion of the Auction, the Debtors, in the exercise of their reasonable, good faith business judgment and in consultation with the Creditors’ Committee, shall select the highest or otherwise best Bid (the “Winning Bid”) and the second highest or otherwise best Bid (the “Backup Bid”) that, in the exercise of their fiduciary duties, the Debtors in good faith and in consultation with the Creditors’ Committee, believe are in the best interests of

8

120617511.10

Exhibit 2.3

the Debtors’ estates and stakeholders, which will be determined by considering, among other things:
i)	the total expected consideration to be received by the Debtors;
ii)	the likelihood of the Qualified Bidder’s or Qualified Bidders’ ability to close the Proposed Transaction and the timing thereof;
iii)	the ability of the Qualified Bidder to satisfy necessary regulatory approvals and the timing for obtaining such; and
iv)	the expected net benefit to the Debtors’ estates, including enhanced treatment of the Debtors’ creditors and other parties in interest.

In addition, at the conclusion of the Auction, the Debtors shall: (i) notify each Qualified Bidder that made the Winning Bid (the “Winning Bidder”) that such Bid has been determined by the Debtors, in consultation with the Creditors’ Committee, to be the Winning Bid, subject only to Bankruptcy Court approval; (ii) notify the Qualified Bidder that made the Backup Bid (the “Backup Bidder”) that such Bid has been determined by the Debtors, in consultation with the Creditors’ Committee, to be the Backup Bid, subject to Bankruptcy Court approval; and (iii) file a notice with the Bankruptcy Court announcing the Winning Bidder and Backup Bidder and approval of the same at a hearing to consider approval of the sale of the Purchased Assets (the “Sale Hearing”) or at an intervening hearing scheduled by the Bankruptcy Court.  Prior to the commencement of the Sale Hearing (or such intervening hearing, if applicable), the Winning Bidder shall (X) provide, by wire transfer of immediately available funds, in the form of cash or a letter of credit reasonably acceptable to the Debtors, to the Escrow Agent of an additional earnest money cash deposit of not less than an additional five percent (5%) of the total value of the purchase price of the Winning Bid, or, in the case of a Backup Bid, an additional earnest money cash deposit of not less than an additional five percent (5%) of the total value of the purchase price for the Backup Bid, and (Y) complete and sign all agreements and documents as necessary to bind the Winning Bidder to all of the terms and conditions contemplated by the Winning Bid.  The Stalking Horse Bidder has the option, but is not obligated, to increase its Bid at the Auction.  If the Stalking Horse Bidder (i) participates in the Auction and submits an increased Bid that the Debtors, in consultation with the Creditors’ Committee, determine to be the Backup Bid, or (ii) is the only Qualified Bidder other than the Winning Bidder, and is selected by the Debtors, in consultation with the Creditors’ Committee, as the Backup Bidder, then the Stalking Horse Bidder is obligated to be the Backup Bidder.  Otherwise, the Stalking Horse Bidder may, but is not obligated to, be the Backup Bidder if so selected by the Debtors, in consultation with the Creditors’ Committee.  In the event the Stalking Horse Bidder is not selected as the Winning Bidder and is not the Backup Bidder for the Purchased Assets at the conclusion of the Auction, its Good Faith Deposit shall be returned to the Stalking Horse Bidder in accordance with the terms of the Stalking Horse Agreement and the escrow agreement among the Stalking

9

120617511.10

Exhibit 2.3

Horse Bidder, the Debtors and the escrow agent (the “Stalking Horse Deposit Escrow Agreement”).

h)

The Backup Bid shall remain irrevocable until the Effective Date or the Bid Expiration Date; provided that if the Stalking Horse Bidder agrees to be the Backup Bidder, its offer will remain open on the terms set forth in the Stalking Horse Agreement.  The Debtors shall promptly provide the Backup Bidder written notice if the Debtors are no longer seeking to consummate a transaction with the Winning Bidder but instead seek to consummate a transaction with the Backup Bidder.  In such instance, upon receipt of such written notice by the Backup Bidder, the Debtors (in consultation with the Creditors’ Committee) and the Backup Bidder shall negotiate an acceptable form of sale order and shall submit such agreed-upon sale order to the Bankruptcy Court for approval.

i)

If no Qualified Bids for the Purchased Assets other than the Stalking Horse Agreement are received by the Debtors by the Bid Deadline, the Debtors shall not hold an Auction and the Stalking Horse Agreement shall be deemed the Winning Bid with respect to the Purchased Assets.

j)

The Good Faith Deposit(s) of the Winning Bidder(s) shall be applied by the Debtors against the purchase price to be paid by the Winning Bidder(s) or held by the Debtors and forfeited, as the case may be, in accordance with the terms of the purchase agreement(s) associated with the Winning Bid(s).

k)

The Debtors shall not be deemed to have finally accepted any Qualified Bid(s) unless and until such Qualified Bid(s) and the Debtors’ acceptance thereof have been authorized by order of the Bankruptcy Court following the conclusion of the Sale Hearing (or such other intervening hearing, if applicable).

6)	Sale Hearing

A hearing to consider approval of the Winning Bid(s) will take place at a Sale Hearing (or such other intervening hearing, if applicable), which will be held on December 5, 2019 at 10:00 a.m. (prevailing Eastern Time), which may be adjourned (subject to the terms of the Stalking Horse Agreement, if applicable) to a later date by the Debtors by filing a notice of adjournment or making an announcement at the hearing.  No further notice of any such continuance will be required to be provided to any party.

7)	Good Faith Deposit(s)

No later than three (3) business days after the Auction, the Debtors (or the Escrow Agent) shall return to each Qualified Bidder(s) other than the Winning Bidder(s) and the Backup Bidder(s) their respective Good Faith Deposit(s). If a Winning Bidder fails to consummate an approved sale because of a breach or failure to perform on the part of such Winning Bidder, the Debtors will not have any obligation to return the Good Faith Deposit deposited by such Winning Bidder, which may be retained by the Debtors as liquidated damages, in addition to any and all rights, remedies and/or causes of action that may be available to the Debtors at law or in equity, and, the Debtors shall be free to consummate the applicable Proposed

10

120617511.10

Exhibit 2.3

Transaction with the applicable Backup Bidder, without the need for an additional hearing or order of the Bankruptcy Court. Notwithstanding any provision hereof, the terms pertaining to (a) any good faith deposit submitted by the Stalking Horse Bidder pursuant to the Stalking Horse Agreement (including, without limitation, the entitlements of the Stalking Horse Bidder and Debtors to such good faith deposit and the timing of return of any good faith deposit to the Stalking Horse Bidder) and (b) any rights, remedies and causes of action of the Stalking Horse Bidder and the Debtors against one another shall be governed by the terms of the Stalking Horse Agreement, the Stalking Horse Deposit Escrow Agreement and the Bidding Procedures Order.

8)	Bid Protections
a)

In recognition of the expenditure of time, energy, and resources, and because the agreement to make payment thereof is necessary to preserve the value of each of the Debtors’ estates, the Debtors have agreed that, among other triggering events, if the Stalking Horse Bidder is not the Winning Bidder for the Purchased Assets, then the Debtors will pay the Stalking Horse Bidder, pursuant to and in accordance with the terms of the Stalking Horse Agreement, (i) an aggregate “break-up” fee of $5,000,000, as more fully described in the Stalking Horse Agreement (as defined therein, the “Break-up Fee”), as modified by the Bidding Procedures Order and (ii) an amount in cash equal to the remaining Expense Reimbursement (as such term is defined in the Stalking Horse Agreement, the “Expense Reimbursement”), as modified by the Bidding Procedures Order, which remaining payment is not to exceed $984,224. The Break-up Fee and remaining Expense Reimbursement shall be payable as provided for pursuant to the terms of the Stalking Horse Agreement and the Bidding Procedures Order, and nothing herein shall be deemed to limit or otherwise modify the terms thereof, including other circumstances pursuant to which the Break-up Fee and Expense Reimbursement may be payable.  As set forth in the Bidding Procedures Order, the Stalking Horse Bidder shall submit documentation of the Expense Reimbursement (which may be redacted for privilege, as appropriate) within three (3) business days after termination of the Stalking Horse Agreement to the Debtors, the Creditors’ Committee, and the Office of the United States Trustee for the District of Delaware, who shall have a fourteen (14)-day review period and opportunity to object.  If an objection is submitted in writing to the Stalking Horse Bidder prior to the expiration of the fourteen (14)-day review period, the portion of the Expense Reimbursement subject to any such objection shall not be paid until the objection is resolved.

b)	Except for the Stalking Horse Bidder, no Qualified Bidder or other party submitting a bid shall be entitled to any expense reimbursement, break-up fee, termination or other similar fee or payment.
9)	Miscellaneous
a)

The Auction and the Bidding Procedures are solely for the benefit of the Debtors and the Stalking Horse Bidder, and nothing contained in the Bidding Procedures Order, the Bidding Procedures or the Stalking Horse Agreement shall create any rights in any other person or bidder (including, without limitation, rights as third-party beneficiaries or

11

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Exhibit 2.3

otherwise) other than the rights expressly granted to the Winning Bidder(s) under the Bidding Procedures Order.
b)

Notwithstanding anything herein to the contrary, the Debtors reserve their rights to modify these Bidding Procedures in consultation with the Creditors’ Committee (or with the reasonable consent of the Creditors’ Committee, where applicable under these Bidding Procedures or the Bidding Procedures Order) in any manner that will best promote the goals of the bidding process or impose, at or prior to the Auction, additional customary terms and conditions on the applicable Proposed Transaction; provided however, that the Debtors may not (i) modify the Break-up Fee, Expense Reimbursement, or other bid protections afforded to the Stalking Horse Bidder in accordance with the Stalking Horse Agreement, as modified by the Bidding Procedures Order, without approval from the Bankruptcy Court or (ii) otherwise modify these Bidding Procedures in a manner that would adversely affect the Stalking Horse Bidder, unless agreed in writing by the Stalking Horse Bidder and with the reasonable consent of the Creditors’ Committee. For the avoidance of doubt, the Debtors may not modify the rules, procedures, or deadlines set forth herein, or adopt new rules, procedures, or deadlines that would impair in any material respect the Stalking Horse Bidder’s right to payment of the Break-up Fee or the Expense Reimbursement or otherwise adversely affect the Stalking Horse Bidder without the express written consent of the Stalking Horse Bidder and the reasonable consent of the Creditors’ Committee. All such modifications and additional rules will be communicated to each of the Potential Bidders and Qualified Bidders (including the Stalking Horse Bidder) or announced at the Auction

c)	The Bankruptcy Court shall retain exclusive jurisdiction to hear and determine all matters arising from or relating to implementation of the Bidding Procedures Order.

12

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Exhibit 2.3

EXHIBIT B

Stalking Horse Agreement

13

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Exhibit 2.3

EXHIBIT C

Sale Notice

1

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Exhibit 2.3

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: RAIT FUNDING, LLC, a Delaware limited liability company, et al.[1], Debtors.	Chapter 11 Case No. 19-11915 (BLS) (Jointly Administered)

NOTICE OF SALE OF CERTAIN ASSETS AT AUCTION

PLEASE TAKE NOTICE THAT:

1.

Pursuant to the Order (I) Establishing the Bidding Procedures, Including Approval of a Break-up Fee and Expense Reimbursement, and (II) Granting Related Relief (the “Bidding Procedures Order”) entered by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on October 2, 2019 certain of the above captioned debtors (the “Debtors”), have entered into an Equity and Asset Purchase Agreement, dated as of August 30, 2019 (the “Stalking Horse Agreement”) with CF RFP Holdings LLC (the “Stalking Horse Bidder”) for the sale of substantially all of the Debtors’ assets subject to a competitive bidding process as set forth in the Bidding Procedures Order.  Capitalized terms used but not otherwise defined in this notice have the meanings ascribed to them in the Bidding Procedures Order or the Stalking Horse Agreement, as applicable.

2.

Copies of (i) the Stalking Horse Agreement, (ii) the Bidding Procedures, and (iii) the Bidding Procedures Order can be obtained by contacting the Debtor’s investment banker at UBS Securities, LLC (“UBS”), Attn: Andrew Kramer, Telephone: (212) 821-6009, Email: andrew.kramer@ubs.com or by download from the Debtors’ claims and noticing agent, Epiq, at: https://dm.epiq11.com/case/RTF/info.

3.

Once filed with the Bankruptcy Court, which will be at least twenty-one (21) days prior to the Sale Hearing, copies of the Sale Order may be obtained by contacting UBS or Epiq as set forth in paragraph 2 above.

4.	All interested parties are invited to make an offer to purchase the Purchased Assets in accordance with the terms and conditions approved by the Bankruptcy Court (the

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are as follows: RAIT Funding, LLC, a Delaware limited liability company (9983); RAIT Financial Trust, a Maryland real estate investment trust (9819); RAIT General, Inc., a Maryland corporation (9987); RAIT Limited, Inc., a Maryland corporation (9773); Taberna Realty Finance Trust, a Maryland real estate investment trust (3577); RAIT JV TRS, LLC, a Delaware limited liability company (3190); and RAIT JV TRS Sub, LLC, a Delaware limited liability company (4870).  The mailing address for all Debtors is Two Logan Square, 100 N. 18th Street, 23rd Floor, Philadelphia, Pennsylvania 19103 (Attn: John J. Reyle).

1

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Exhibit 2.3

“Bidding Procedures”) by 12:00 p.m. (prevailing Eastern Time) on November 27, 2019.  Pursuant to the Bidding Procedures, the Debtor may conduct an auction for the Purchased Assets (the “Auction”) beginning at 10:00 a.m. (prevailing Eastern Time) on December 3, 2019 at the offices of Debtors’ counsel, Drinker Biddle & Reath LLP, 1177 Avenue of the Americas, 41st Floor, New York, New York 10036 or such other location as may be announced prior to the Auction to the Auction Participants.  Contact the Debtor’s investment banker, UBS, Attn: Andrew Kramer, Telephone: (212) 821-6009, Email: andrew.kramer@ubs.com, for further information regarding the Debtors’ assets and/or making a bid.

5.	Participation at the Auction is subject to the Bidding Procedures and the Bidding Procedures Order.
6.

A hearing to approve the Sale of the Purchased Assets to the highest and best bidder will be held on December 5, 2019, at 10:00 a.m. (prevailing Eastern Time) at the Bankruptcy Court.  The hearing on the Sale may be adjourned without notice other than an adjournment in open court.

7.

Objections, if any, to the proposed Sale must be filed and served in accordance with the Bidding Procedures Order, and actually received no later than 5:00 p.m. (prevailing Eastern Time) on November 18, 2019.

8.	This notice is qualified in its entirety by the Bidding Procedures Order.

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Exhibit 2.3

Dated:Wilmington, Delaware October 2, 2019

DRINKER BIDDLE & REATH LLP

/s/ Patrick A. Jackson
Patrick A. Jackson (Del. Bar No. 4976)
Joseph N. Argentina, Jr. (Del. Bar No. 5453)
222 Delaware Avenue, Suite 1410
Wilmington, DE 19801
Tel:  (302) 467-4200
Fax: (302) 467-4201
Patrick.Jackson@dbr.com
Joseph.Argentina@dbr.com

-and-

Michael P. Pompeo (admitted pro hac vice)
Brian P. Morgan (admitted pro hac vice)
1177 Avenue of the Americas, 41st Floor
New York, NY 10036-2714
Tel:  (212) 248-3140
Fax:  (212) 248-3141
Michael.Pompeo@dbr.com
Brian.Morgan@dbr.com

Proposed Counsel to the Debtors
and Debtors in Possession

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